EXHIBIT (D)(7) UNDER FORM N-1A

EXHIBIT 10 UNDER ITEM 601/REG. S-K

AMENDMENT #1 TO EXHIBIT A

to the

Investment Advisory Contract

Federated Government Ultrashort Duration Fund

For all services rendered by Adviser hereunder, the above-named Fund of the Trust shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to 0.35 of 1% of the average daily net assets of the Fund.

The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of 0.35 of 1% applied to the daily net assets of the Fund.

The advisory fee so accrued shall be paid to Adviser daily.

Witness the due execution hereof this 8th day of June 2016.

Attest: FEDERATED INVESTMENT MANAGEMENT COMPANY

/s/ John W. McGonigle By: /s/ Robert J. Ostrowski

John W. McGonigle Robert J. Ostrowski

Secretary Executive Vice President

Attest: FEDERATED INSTITUTIONAL TRUST

/s/ Edward C. Bartley By: /s/ J. Christopher Donahue

Edward C. Bartley J. Christopher Donahue

Assistant Secretary Vice President